EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, par value $0.01 per share, of Chiasma, Inc, dated as of November 26, 2018 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date: November 26, 2018	NEXTHERA CAPITAL LP By: Nexthera Capital GP LLC, its general partner By: /s/ Daniel Malek Name: Daniel Malek Title: Managing Member
Date: November 26, 2018	NEXTHERA CAPITAL LP By: Nexthera Capital GP LLC, its general partner By: /s/ Daniel Malek Name: Daniel Malek Title: Managing Member
Date: November 26, 2018	DANIEL MALEK By: /s/ Daniel Malek Name: Daniel Malek
Date: November 26, 2018	ORI HERSHKOVITZ By: /s/ Ori Hershkovitz Name: Ori Hershkovitz